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On June 27, 2018, Hennessy Capital Acquisition Corp. III (the “Company”) held a previously announced joint conference call with NRC Group Holdings, LLC (“NRC Group”) with respect to their proposed business combination contemplated by that certain Purchase Agreement, dated as of June 25, 2018, by and between the Company and JFL-NRC-SES Partners, LLC. Below are (i) a transcript of such joint conference call and (ii) the related investor presentation dated June 2018 discussed during such joint conference call, which are being filed herewith pursuant to Rule 14a-12.

CORPORATE PARTICIPANTS

Cody Slach, Managing Director, Liolios Group / IR Advisor for HCAC

Daniel Hennessy, Chairman and Chief Executive Officer, HCAC

Jim O’Neil, Independent Director, HCAC

Chris Swinbank, Chief Executive Officer, NRC Group

Joe Peterson, Chief Financial Officer, NRC Group

P R E S E N T A T I O N

Operator:

Good morning everyone and thank you for participating in today’s conference call to discuss Hennessy Capital’s acquisition of NRC Group Holdings. Delivering today’s prepared remarks are Daniel Hennessy, Chairman and CEO of Hennessy Capital; Jim O’Neil, Independent Director of Hennessy Capital; Chris Swinbank CEO, NRC Group; and Joe Peterson, CFO of NRC Group.

If you haven’t done so already, the company encourages all listeners to download the supplementary slide presentation accompanying today’s conference call. The presentation can be found on Hennessy Capital’s website at www.hennessycapllc.com. Once on the website, please click on the Our Companies tab and then click on More About HCAC III, or via the link titled Investor Presentations. The link can also be found in the press release issued yesterday.

Before we go further, I would like to turn the call over to Cody Slach of Liolios Group, Hennessy Capital’s IR advisor, to read the Company’s Safe Harbor Statement within the meaning of the Private Securities Litigation Reform Act of 1995 that provides important cautions regarding forward-looking statements. Thank you, Cody. Please go ahead.

Cody Slach:

Thanks, Brenda. Today’s presentation includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include projected financial information and anticipated benefits of the proposed transaction. Forward-looking statements including those with respect to revenues, earnings, performance, strategies, prospects, and other aspects of NRC’s or the combined company’s business, or the proposed transaction are based on current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from our expectations and projections. I encourage you to read our filings with the SEC for a discussion of the risks that can affect our business. We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today.

During the call, there will also be a discussion of some items that do not conform to U.S. Generally Accepted Accounting Principles or GAAP, including Adjusted EBITDA and free cash flow. Reconciliations of such non-GAAP financial measures are included in the appendix to the Investor Presentation on file with the SEC.

Now I would like to turn the call over to Hennessy’s Chairman and CEO, Mr. Daniel Hennessy. Dan?

Daniel Hennessy:

Thank you, Cody. Good morning everyone. I’m Dan Hennessy and I serve as Chairman and CEO of Hennessy Capital Acquisition Corp. III. Thank you for joining us today to learn more about our planned business combination with NRC Group Holdings.

Starting on Page 3, joining me from the company are Chris Swinbank, CEO, and Joe Peterson, CFO. Also on our call today is Jim O’Neil, a current independent director of HCAC III, who will be appointed Executive Chairman of NRC Group upon closing. Today I will cover some important details regarding our transaction and review our investment thesis and value creation plan. First, let’s review how we arrived here and why NRC Group.

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We completed our HCAC III IPO in late June of last year and raised approximately $257 million. We are a third-time SPAC issuer having successfully completed our first SPAC business combination in 2015 with Blue Bird Corporation, the leading independent designer and manufacturer of school buses and owned, at the time, by Cerberus Capital Management. We are pleased to report that Blue Bird is one of the most successful and best performing SPAC business combinations of the most recent generation of SPACs.

In February of 2017, we completed our second SPAC business combination with Daseke, Inc., now the largest owner/operator of flatbed and specialized freight services in the U.S. Under our watch, Daseke has more than doubled revenues over the past 16 months and continues as the leading consolidator in this highly fragmented sector.

Beginning in July of last year, our team sourced and evaluated over 140 distinct opportunities across the industrial and infrastructure landscape. In March of this year, we approached JF Lehman and Company, the private equity owners of NRC Group, to explore the possibility of a SPAC solution as a vehicle to access capital and accelerate the company’s proven growth strategy. After numerous meetings with them and the management team, we developed an understanding of the unique NRC Group value proposition and it was clear to us that a business combination between HCAC and NRC Group would serve as a catalyst for growth and could deliver enormous value to our stockholders. NRC Group also represents a target that is entirely consistent with our industrial and infrastructure growth investment thesis, which we articulated to HCAC III investors at the time of our IPO.

Now let’s turn to the Executive Summary shown on Slide 4. The definitive purchase agreement was signed on Monday of this week and our plan is to close the business combination in September of this year. The enterprise value of almost $750 million represents a multiple of 8.6x this year’s projected Adjusted EBITDA of $88 million and 6.5x next year’s projected Adjusted EBITDA of $115 million, the midpoint of the guidance range and a substantial discount to the peer group as I will discuss later. JF Lehman and Management will continue on as our partners and shareholders of the new public company which will be listed on NYSE under the ticker NRCG.

As you will hear from Chris and Joe, NRC Group delivers comprehensive, mission critical environmental, compliance and waste management services to the marine and rail transportation, general industries and energy markets. From a financial point of view, the company has a highly visible and diverse revenue stream, and exceptional free cash flow conversion.

With regard to Board governance, we have recruited and organized an accomplished board cohort to be led by Jim O’Neil, a current director of HCAC, who will become Executive Chairman of NRC Group. As many of you know, Jim is the former CEO of Quanta Services, and while there completed approximately 200 acquisitions and grew the company to over $7 billion of revenues and a $5 billion market cap. Jim will oversee our strategic growth initiatives and is very well known among research analysts and fundamental investors, and will help ensure a successful launch for NRCG on NYSE. He will be joined by me, Kevin Charlton and Jim Baumgardner, former CEO of US Ecology, along with our partners Glenn Shor and Alex Harman from JF Lehman. Our board has substantial public company experience and credentials and is supportive and fully aligned with all facets of Management’s growth plans.

On Slide 5 we show additional detail on the pro forma estimated sources and uses, ownership and capitalization. Key points are as follows. We are assuming $295 million of net debt at closing or approximately 3.4x leverage, and projected to decline rapidly to 2.6x by the end of 2019. A summary of key terms is shown in the appendix. All of the financing required to complete the proposed transaction has been arranged as of the time of announcement through a $125 million committed equity facility from Nomura Securities, thereby ensuring a successful business combination and listing.

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We believe that the substantial flexibility under the existing debt facility and the company’s significant free cash flow generation will be sufficient to complete add-on acquisitions identified for 2018 and to fund the opening of the Reagan Waste Disposal Site.

For illustrative purposes, cash proceeds from Trust are shown here in an amount which equates to a 20% ownership position for existing NRC Group shareholders. Any Trust proceeds in excess of $237 million will be used to pay down debt to maintain at least 20% ownership for the existing NRC shareholder group. Proceeds from the Trust less than $237 million will increase the ownership of the current NRC Group shareholders on a dollar for dollar basis.

All of this translates to an estimate pro forma market capitalization of about $380 million and a pro forma enterprise value of approximately $750 million inclusive of all transaction expenses and founder shares.

Turning now to our investment thesis and value creation plan on Slide 6 which is what truly excites us. NRC Group is a scalable platform operating in a fragmented market populated by subscale competitors and led by an exceptional proven management team. We have overseen an extensive due diligence process to validate our assumptions with respect to the core business and including assessments of human capital, performance improvement, strategic growth and IPO readiness. We are pleased to report that NRC Group has met or exceeded all of our expectations and criteria.

We consider our due diligence process to be a best-in-class undertaking developed over our nearly five years of raising and investing SPAC vehicles combined with our track record in private equity investing over the prior 25 years.

What you will see on this slide is that NRC Group represents a compelling combination of value plus growth, which we believe is a winning scenario for investors and a truly differentiated offering in the environmental services sector.

Starting on the top half of the page, we show a longitudinal view of NRC Group and predecessor revenues through the Great Recession with an overlay of crude oil prices. The company exhibits remarkable stability and resilience and provides substantial downside protection when and if there is another recession or crude oil price decline.

On the bottom of this page we summarize NRC Group financial and valuation metrics and growth attributes. Starting on the lower left, the company exhibits sustained and consistent recurring free cash flow conversion characteristics. It is our plan to redeploy excess cash flow to the high ROI organic and highly accretive add-on acquisition strategy that Chris and Joe will describe shortly. Further, we are delivering to investors what we believe is a highly attractive entry point relative to the peer group with compelling discounts on both free cash flow and Adjusted EBITDA metrics.

With that, I would now like to introduce Jim O’Neil.

Jim O’Neil:

Thank you, Dan, and good morning everyone. I am very pleased to take on the role as NRCG’s Executive Chairman of the Board. As many of you are aware and as Dan mentioned, I played a key role in building Quanta Services from its early years to the Fortune 500 company that it is today. NRCG has the same opportunity to grow shareholder value in a significant way in the coming years. We’re in a compelling market environment with an opportunity to further consolidate environmental compliance, waste management and incident response services across many different industries and provide the end-to-end solutions that our customers desire.

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We have a seasoned management team that is proven, entrepreneurial and strategic with a blueprint to achieve consistent double-digit EBITDA growth, both organically and through acquisitions. Today, NRCG is a preferred service provider for many of its customers who desire that we grow with them.

I look forward to working with the management team and speaking to many of you, our investors, over the coming months, and now I’d like to introduce Chris Swinbank, our Chief Executive Officer, who will take you through the next portion of the presentation. Chris?

Chris Swinbank:

Thank you Jim and thank you Dan. On behalf of the management team and all of our employees, we are excited about the transaction and excited to grow the business.

On Slide 9 I’ll go over some of the investment highlights that make us think NRC is as attractive as it is. For one, we are now finally able to provide a one-stop shop for our customers, so a truly integrated solution. We can help our customers navigate through the complexities of the regulatory market and create a true one-stop shop.

Our scale is now much broader with the addition of SWS last month. We now have 75 locations across North America and 100 in total when you include our global touch points, so we’re able to respond quickly to our customer base in the event that they have an incident.

The demand driver for our business is regulatory in nature. The environmental regulatory market is very attractive and gets tighter as the years go by, so the decision to purchase from NRC is largely nondiscretionary. If there’s an incident or an environmental spill, it has to be taken care of.

That nondiscretionary nature of our business has created stability that we’ve seen through recessions and in commodity price cycles. We’re able to achieve that stability because the business is recurring every year.

We’ve spent $200 million building our own infrastructure. We own our own boats, our own tanks, our own trucks. That provides a significant barrier to entry.

Our end market is broad. We’re not concentrated with any one customer in a material way or in any one end market. We serve the industrial market, the upstream, midstream and downstream markets all equally.

Then, you have a management team that knows what it’s doing. We’re waste guys. This is what we do. We’re passionate about it and we’re excited to grow the business.

We think we’ve identified four significant ways to grow the business. One is doing more of our standby services which we’ll get into detail as to what that is. We’re doing that right now down in Mexico.

Now that we’re truly national in scale, we have corporate accounts that we can go after that just a few months ago we couldn’t go after.

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We’re going to build more landfills. We’re in the late stages of permitting our Reagan County Landfill in West Texas in the Permian, and we have two more following up after that.

We’ll continue to make acquisitions when they make sense. We’ve been historically acquisitive. We’ve made nine acquisitions since 2013 and because of our independent contractor network we feel like we have a pipeline of acquisition opportunities that are pre-vetted because we work together.

Moving to Slide 10, we have a scalable platform that’s poised for growth. 2018 estimated revenue is between $365 million and $390 million; we think that generates close to $90 million of EBITDA. We have 5000 customers, 1200 of which are under Master Service Agreements. We keep our customers; 99% of our standby services, for example, re-sign the contract every year when it comes up for renewal. We are a spill response business but more than likely we’re doing a small $10,000 or less environmental service type job every day across the country. We are doing an average of $50 of those, whether it’s for our upstream customers or our industrial customers. We have over 1000 highly trained employees that are performing this work with our equipment.

In 2018, a quarter of our EBITDA will come from the Standby Service business and that’s where we provide equipment for companies who have to respond to a spill. Half of our EBITDA will come from the Environmental Service business, and then a quarter of our EBITDA will come from our Landfill and Waste Disposal business.

We’ve got great customers, Blue Chip customers. You’d recognize all of these names and then some. BP and Valero for Standby, for example; Dow Chemical on the Environmental Service side; and then our oilfield operators who are generating a large amount of waste which comes to our landfill in South Texas and soon to our landfills in West Texas.

You put all that together, you’ve got some pretty compelling investment merits. We have a much fuller suite of services that we can now offer. There’s a significant barrier to entry. It’s hard to do what we do. It’s difficult to get a permit for a landfill. We’re a 24/7 business so we bring a firefighter’s mentality to what we do. Our reputation precedes us. It’s well earned and was difficult to get.

Our customers are buying from NRC because they have to. It’s nondiscretionary. It’s a complex regulatory environment. We help them navigate through that.

We create a lot of free cash flow with the activities that we do. We’re national in scale and we have global touchpoints, as you can see on the map on the right-hand side. We’ve got significant and real ways to grow the business. We’re already doing them. We’re going to do more of it.

We have an established acquisition platform. We’ll make a purchase of an existing business when it makes sense.

Then, we’ve got a deep bench, the management team that’s here and devoted to executing the plan.

Moving to Slide 11, we’ll start getting into more of exactly what it is that we do. Our value proposition to the customer is to provide any and every thing that they need, whether it’s equipment or people, to help them manage the waste streams that are caused by their activities. We have all of the required certifications and accreditations to do what we do. We are truly 24/7. There’s no difference for us at our landfill, for example, between 2 in the morning and 2 in the afternoon; we’re always there.

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We want to be the first and only call for our customers. We allow them to reduce the amount of vendors on their vendors list, and none of it would make sense if you didn’t have a track record of actually showing up and executing, which we do.

Joe, I’ll let you get into more detail on the Standby Services.

Joe Peterson:

Great. Thank you, Chris. Appreciate it. We believe we have a unique and compelling set of businesses that you first need to understand separately and then see the synergies we can begin to leverage by making NRCG greater than the sum of the individual parts.

Starting with the Standby business, this represents approximately 26% of estimated 2018 pro forma Adjusted EBITDA with blended EBITDA margins generally ranging between 45% to 50%. The roots of the business stemmed from the Exxon Valdez spill and the resulting creation of the Oil Pollution Act of 1990, also known as OPA 90. Basically, any company producing or transporting oil on land or over U.S. waters needed to have a disaster recovery plan in place on how they would respond to a worst case spill discharge event. Companies can either in-source this response or outsource it to third parties such as NRC, but it is regulatory requirement and we see no changes to these U.S. regulations regardless of administration.

We are the only global commercial oil spill response organization, or OSRO, with the only other domestic competition being non-for-profits such as MSRC who exists just to provide coverage for the large major oil producers which fund its budget and is limited to covering U.S. territories. So, we are uniquely positioned in this space and can take advantage of global growth opportunities where others cannot. We have over 2000 customers on long-term contracts with close to 99% customer retention.

Essentially, we receive contracted retainer revenues to stand by and be the regulatory required OSRO provider for our customers, so revenue is highly visible, contracted and reoccurring. Essentially think of it as a bond annuity.

We are not overly reliant on major spill events, but when they do occur this would represent upside opportunity to the base retainer revenues as we also bill for these one-time emergency response events.

Now turning to Environmental Services, this constitutes a larger portion, close to 50% of our pro forma Adjusted Revenues at EBITDA margins in the 15% to 18% range as there is more competition in this space such as larger players such as Clean Harbors and U.S. Ecology.

Business consists of high-frequency, largely nondiscretionary, small ticket items. We have over 3000 customers approximately 1200 Master Service Agreements in place. Although the nature and exact type of work may change year-over-year, we generally have 70% of our customers do repeat business with us from one year to the next and we are focused on developing deep and reoccurring customer relationships.

Over the last two or three years we have built up a Blue Chip customer base with investments and a dedicated sales team that are now focused on cross-selling opportunities and launching a national accounts strategy to drive future growth for this business in the future.

With that, I’ll turn it back to Chris to cover the Waste Disposal Services section on the next page.

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Chris Swinbank:

Our Waste Disposal Service business is our waste collection and landfill business. We built a railroad commissioned, permitted landfill in the Eagle Ford Shale of South Texas and we intend to replicate the success of that facility on the three permitted landfills that we are trying to get in West Texas.

What we do at our landfill is we take the disposal of drill cuttings, tank bottoms, contaminated soils and we do a lot of washing out as well. We wash out trucks and tanks at our landfills, principally for an upstream customer base like Conoco, EnCana and EOG.

Page 12 are some customer case studies. This is where the rubber meets the road. For Standby Services, a lot of our customers obviously are in a marine setting but we also provide standby services for midstream customers; TransCanada is a good example of that. In November of last year they had a leak from a pipeline in South Dakota. Because NRC was already providing standby services, we became the default option for cleaning up the spill which we did by building a road, managing 100 people and using equipment to clean up the spill. We think we can grow the Standby Services business significantly within the midstream market and continue to do so down in Mexico.

On the Environmental Services side, Genentech is a pharmaceutical maker. They have facilities, industrial facilities where they pay NRC to provide people and equipment on a 24/7 basis in case there’s an emergency, so it’s a standby business somewhat with people and equipment, and when there’s an incident, we clean it up.

On the Waste Disposal side, Pioneer Natural Resources is our largest customer. We began a relationship with them in South Texas in the Eagle Ford Shale where we provided waste collection activities, and when they moved to the Permian they pulled us with the. So, in the Permian Basin we now provide environmental services on a daily basis around the clock, and they’re the largest operator in the Permian Basin.

Moving to Slide 13, Joe?

Joe Peterson:

Thank you, Chris. Page 13 shows our geographic footprint and broad scope of businesses. We believe we have unmatched global scale and capabilities to meet our customer needs any time, any where. First, we have over 100 strategically located facilities globally. If we cannot meet the customer’s needs within the required parameters, we can then leverage one of our 140 independent contractors in our network, called our ICN network. These vendors go through rigorous testing and vetting to meet our high safety and operating standards, and they are only paid when an event occurs and/or services rendered. We also have the ability to leverage additional marine assets through our Marine Resource Network as well as air resources through our Aerial Resource Network, depending on the level of event. Together with our owned and third party contracted resources, no response is too big. We can be the one and the only call our customers need to make.

We have a fast, flexible and customer-focused mindset with 24/7 coverage to support our customers and also to help protect the environment when and if unfortunate events occur.

Now I’ll turn it over to Chris for Page 14.

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Chris Swinbank:

Thanks, Joe. It’s the regulatory market and environment that really creates the demand for what we do. The Exxon Valdez spill in 1989 really forced the federal government to enact the Oil Pollution Act of 1990 which mandates our customers have standby service capabilities.

With the regulatory market, we also provide the following at the bottom which is really why we win. We respond. We show up. We’re in a 24/7 business. You never know when this is going to happen, and when it does we have a track record of showing up and doing what we say.

We’re safe. We can’t work for these customers if we weren’t safe and our employees are our most precious commodity.

We have scale, scale now that we didn’t have just a few months ago with the addition of SWS. We’re everywhere we need to be and our customers appreciate that.

We own our own assets. We show up with our own equipment. We spent a lot of money building out our own infrastructure and we use that equipment to service our customers.

Page 15?

Joe Peterson:

Thank you. As Dan briefly covered earlier, our business model has proven to be resistant to macroeconomic cycles and even the price of oil over time as we can see from the graph on Page 15, which really compares the price of crude oil per barrel to our historical revenues. Given the regulatory nature of our Standby business and the overall diverse end market of our customer and customer concentration, we have been able to consistently grow the business on average over time.

It should also be noted that the growth charts above have been normalized for very large one-time events such as Deep Water Horizon in 2010 and another large spill event in 2014. The Deep Water Horizon event alone in 2010 would have contributed over $600 million in revenue; the point being, we do not project for these unfortunate events to occur, but if they were to occur they would represent upside opportunity not reflected in the charts above. I would basically categorize the business as being uniquely poised for growth given the current economic environment, the higher price of oil as of late versus the past few years, but at the same time is more diverse in its end markets and customer concentration with the ability to manage over longer term economic cycles and events.

Turning to Page 16, this looks at barriers to entry, and although Page 16 primarily speaks to our Standby business, we believe we have similar high barriers to entry in our other business segments as well. As I mentioned, our Standby business is uniquely positioned as a global provider of OSRO type services with EBITDA margins in the 45% to 50% range and incremental long-term margins closer to the 80% to 85% range.

Why have we been the only commercial OSRO provider in the last 25 years? Well, high barriers to entry. First, someone would need to invest over $200 million in capital to acquire the equipment needed to provide these types of services as many of these vessels are not readily available today, or if available, would cost significantly more in today’s market.

Second, someone would need to get all the required federal and state certifications and accreditations which are not easy to obtain and would take significant time.

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Third, and probably the most important, if you have all the equipment and all the certifications, without the experience and reputation in the industry, no one is going to trust you for these highly visible and critical oil or emergency response jobs. There’s a reason why we are still the only global commercial OSRO provider over the past 25 years and we don’t realistically see anyone entering the market any time soon.

Now turning to Page 17, we talk about our business model. We feel we have a powerful and diverse economic model that drives exceptionally high free cash flow conversion. I think once again we have to think about each of the individual parts and how they interplay together.

First, we have the Standby business, again with 99% customer retention, over 2000 customers with over 20,000 vessels under coverage, from marine tankers to cruise ships to oil pipelines to refineries. Business generates strong EBITDA margins of close to 50%, once again with incremental revenue contribution closer to 85%. No real global competition as we have traditionally grown this business organically in the mid to high single digits. Growth will come in the future, primarily from exciting geographic expansion opportunities which I will discuss further shortly.

Next we have Environmental Services, which represents a large portion of our overall revenues today with over 3000 customers, 20,000 small ticket items, reoccurring in nature, driven primarily through 1,200 customer MSAs. We see further growth opportunities in this business line and margin expansion through cross-selling opportunities and development and launch and further penetration of our national accounts strategy.

Finally, we have our Waste Disposal business, which delivers EBITDA margins in the 60% to 65% range. We have the Karnes facility running today, but as we mentioned, we’ll be opening up three more facilities in the Permian Basin, building upon the great success we’ve had in Karnes. Once all four facilities are up and running, we believe these can generate close to $90 million of revenue for all four facilities and generating close to $60 million of EBITDA annually.

As a result, we expect consolidated NRCG to deliver between $85 million to $90 million of pro forma Adjusted EBITDA in 2018, and between $110 million to $120 million of pro forma Adjusted EBITDA in 2019. For purposes of these projections, we have assumed only three of the four waste facilities are accepting waste by 2019, with the fourth facility, Coyanosa, projected in early 2020.

Given these EBITDA growth and mix of businesses, we project free cash flow conversion as defined as Adjusted EBITDA less cap ex but excluding the one-time Waste Disposal investment to increase from mid-70% range to 80% by 2018, and 85% by 2019. Once again, these projections do not assume major spill events or any new additional acquisitions which would be an upside opportunity.

With that, I’ll turn it back to Page 18 to Chris. Hello?

Chris Swinbank:

Sorry about that. Slide 18 illustrates who we work for. We’ve got a very broad customer base, Blue Chip customers. Two-thirds of our revenue last year, for example, came from customers requiring high volume, low-ticket projects. So, we don’t know when Dow is going to call next year but they’re going to call and we’re going to go work for them. They do every year.

Twelve percent of the revenue came from our OPA 90 customers, that’s our Standby business. They’re required by law to procure that compliance.

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Then our Waste Disposal and Landfill business, those waste streams are highly regulated and they’re nondiscretionary as to how they’re handled. They need to terminate at a landfill and we’ve built the type of facility that our customers are comfortable with.

Slide 19?

Joe Peterson:

Page 19 takes a look at our peer group. Given our unique set of businesses, including our regulatory-driven Standby business, and our Waste Disposal businesses, we believe we are uniquely positioned in the market as the only global comprehensive provider of essential environmental health and safety services. While we face competition in the highly fragmented environmental services in the industrial sector, our higher margins and free cash flow conversion from our Standby business and our Waste Disposal businesses give us a significant advantage as we can redeploy this capital back into growth opportunities.

In addition, we are just beginning to leverage synergies between these businesses and look to drive cross-selling opportunities at higher margins. As an example, when our Standby business has to leverage one of our ICN partners to respond to an emergency response event, we generally generate margins in the 15% to 20% range as we need to pay our subcontractors. To the extent we’re able to self-service these events through our own Environmental Services assets and employees, the margins on those jobs increase significantly to 30% to 40% range. We are also seeing early opportunities in the Waste Disposal business from having the level of OSRO certifications and credibility generated from our Standby business as being part of a larger global company to help win more business.

I’ll turn it back to Chris.

Chris Swinbank:

Slide 20 talks about our management team. We’ve got a pretty deep bench. This is what we do. We’ve been doing it for a while and our customers appreciate that. Paul Taveira has been running the NRC portion of the business for the last few years and has a deep career of experience in the environmental service business. Joe Peterson, our CFO who is on the call now, and Robbie Nelson has been running what until recently was Sprint Energy which is our upstream Waste Disposal business.

Moving on to the growth strategy, on Slide 22 we’ll get into more detail on the four ways that we think we can continue to grow the business, the first of which is to grow the Standby Services business. We’ve proven an ability to increase those retainers and we don’t lose the customers, so more of that is in the works. We’re doing that down in Mexico right now where we’ve won all of the opportunities for providing Standby that have come as they have privatized the offshore blocks.

We talked about our scale. Our national scale now allows us to go after true corporate accounts. There’s significant cross-selling opportunities. Only 5% of our clients are using three or more of our services, so if we just filled in the matrix with our existing customer base, you could grow the business significantly.

We’re going to be build more landfills. We’re in the very late stages of permitting our Reagan County landfill. Our customers that will be likely anchors for that facility are already MSA customers. We’ve been working for them and providing Environmental Service business for the last five years in the Permian Basin, so when we open a landfill, they’re ready and waiting to come.

Then we’ll continue to make acquisitions. We’ve made nine since 2013 at an average of 4x multiple of EBITDA, and because of our Independent Contractor Network, we have a pipeline of pre-vetted environmental service businesses that we have bought from in the past; SWS is a perfect example of that.

Moving on to 23.

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Joe Peterson:

Thanks, Chris. Page 23 specifically talks about the Standby business and basically our pillars for growth. First, as the only true global OSRO provider with the reputation and capability to respond to any event around the world, we see international expansion as one of our key pillars of growth in strategy. Mexico, as Chris briefly mentioned, is a prime example.

When Mexico decided to privatize their oil production back in 2014 and has been actively auctioning off blocks for offshore exploration to leading global oil companies. Although OPA 90 technically only applies to U.S. territories, the Mexican government, as well as many of these leading global and U.S.-based companies are looking for OSRO-type coverage similar to the U.S., and we are extremely well positioned to be the company of choice. To date, we have won six of the six RFP bids submitted, or essentially 100% of what we feel could be a $23 million revenue opportunity in the near term, and possibly $50 million of revenue opportunity over the next five years.

For projection purposes though, for 2019 we have only assumed about 25% win rate from these bids for a total of $6 million of the $23 million near term opportunity. Once again, we are really the only global provider that these large, established oil companies can turn to as MSRC and other non-for-profits by their bylaws can only operate and function in U.S. waters.

In addition, we also have the ability to grow through increased oil production volume and really global transportation through something called tolling. Basically above what you’ll see is above and beyond OPA 90 regulations, certain states such as Alaska, California, require vessel coverage in and out of certain ports. We provide this coverage for an additional fee, and essentially we charge a toll—think of it like an easy-pass—each time a vessel enters or exits certain waters. This also applies to certain countries such as Argentina and Honduras, and we expect it to grow over time as more and more countries adopt similar legislation.

Last, we have recently launched something called a GRS program, Global Response Services, which provides additional global coverage for a small, incremental fee to our retainer base.

As you can see, the Standby business has multiple levers for growth with high EBITDA contributions and margins.

If we turn to Page 24 and looking at the Environmental Services business and our national accounts program, basically over the last two to three years we have focused on building a strong collection of top Blue Chip customers through a dedicated, proactive sales organization delivering over 1200 Master Service Agreements. Still, we estimate only 5% of our customers use three or more of our services today and we strongly believe we can better service our customers needs and drive additional revenue growth through cross-selling opportunities within this customer base. In addition, we have also increased our geographic footprint to scale, as Chris has briefly mentioned. It has opened up more opportunities to drive what we’re calling a national accounts strategy to better service these large scale customers that have many locations all across the country. One recent example is a former ICN called SWS which provided 20 additional locations in the Gulf Coast, as an example of how we’re able to leverage, this national accounts strategy. By filling in the white space in the Gulf Coast, an area in which we traditionally did not have owned assets, we are now able to better meet the needs of these larger national customers anywhere across the country.

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In early Q1 we have launched a dedicated sales team to focus on these national account opportunities and believe this will drive further growth in the future.

With that, I’ll turn it back to Chris for Page 25. Chris?

Chris Swinbank:

We’re going to continue the success of our Waste Disposal model in South Texas and replicate that in the Permian Basin. Our value proposition in the Eagle Ford for our customers with NRC is to be a total waste solution, and because we own the collection side of the business and the open disposal facility, we can be a one-stop shop for our upstream customers in the oilfield.

Us being open and functional is critical to operations. The disposal of the drill cuttings, for example, is less than 1% of the total cost of the drilling of the well, but if they can’t get rid of the waste it shuts the rig down. We’ve built facility to Subtitle D specifications, which means we’ve built basically a hazardous waste landfill for nonhazardous waste and our large publicly traded operators like Marathon and EOG, for example, understand this cradle to grave responsibility for their waste streams and they’re comfortable with what we’ve built and where their waste is ultimately deposited.

We’ve built out facilities to flow logistically. It’s important to get the trucks in and out quickly and we’ve built large facilities that allow for quick turnaround times. Then with the addition of the wash-out functionality, we truly are a one-stop shop for our waste customers in the oilfield.

In the Permian Basin, we’re confident we’ll be successful with these new landfills because we’ve done it down in South Texas and most of the customers in the Eagle Ford are also in the Permian. We’ve been working for those customers in the Permian with our Environmental Services business for the last five years, so they’re logical anchor customers for the landfills that we’re building. We picked the spots where we’re building the landfills through active dialogue with those operators, so it wasn’t just to plant a flag and hope it works. We asked Pioneer and Apache, “Where do you want a landfill?” and that’s where we’re building them.

Karnes County ramped significantly. We opened that facility during the downturn in 2016, but it really started to take off in the fourth quarter of that year and it has been a rousing success ever since. The Eagle Ford still is 50% below its peak activity levels, and in spite of that we continue to get a large majority of the waste and it has exceeded expectations.

To get a little more granular on exactly what we’re doing in the Permian Basin, to Joe’s point earlier, we’ll ultimately invest $60 million in our four landfills, and we project that they’ll generate $60 million of EBITDA annually when fully operational. That’s great math and we’re looking forward to doing that.

We’ve got large facilities so we have large land holdings. These landfill facilities will last for decades. We’ve got plenty of land and air space yet to permit. Our management team knows what it’s doing. Most importantly, we have Brad Dugas who is our VP of Disposal Facilities. We hired him specifically to help us permit and operate our landfills.

Everybody knows the Permian Basin is the place to be. It’s the most attractive oil market in North America, if not the world right now, so we’re excited to be a big part of that.

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Reagan Facility will be most likely permitted here shortly, in the third quarter, if not the first week of July. We’re expecting to have that permit any day now. The land is under option. We’ll buy the land when we actually have the permit in hand, and then we’ll break ground in the second half of this year and be functional by the end of the year.

Following up Reagan will be Coyanosa, which is in Pecos County, and our Andrews Facility up near (Inaudible) and Mexico. We’re in the various stages of permitting those as well and fully expect to get those permits and break ground and have them participate in the EBITDA generation in 2019 and 2020.

Joe, I’ll send it back over to you for 27.

Joe Peterson:

Thank you. As you could see and as Chris described, we have a multiprong strategy to grow this business organically. In addition, though, we have a robust pipeline of accretive opportunities, although not currently projected to be in 2018 or 2019. We have successfully acquired over nine companies since 2013 at very accretive multiples, approximately 4x EBITDA in a very fragmented market. We have a very disciplined approach and strategic criteria to M&A, and generally look for opportunities to add to our geographic footprint, places where we’re not today, which allow us to better service our customers or self-service ER events at significantly higher margins as I described earlier, or for opportunities to provide new services or unique capabilities, once again at premium margins to the market.

The majority of historical acquisitions have come through our ICN Network, which provide a strong feeder pipeline for potential opportunities, and allows us to essentially try before you buy to ensure the target is a good fit for us and helps also to mitigate integration risks. Although we have not included future acquisitions in our projections here, we feel M&A at very accretive multiples will be a source for growth in Environmental Services and potentially Waste Disposal in the future, as it has proven to have been in the past.

With that, I’ll move forward to Page 29 and move into the financial section, and specifically on Page 29, the graph basically looks at our revenue projections, Adjusted EBITDA, then moving to the right capital expense and free cash flow.

First, given the growth strategies we’ve discussed in the previous pages and the higher margin contribution mix within our business model, we expect revenue for 2018 between $365 million and $390 million increasing to between $410 million to $450 million by 2019. This is expected to deliver Adjusted EBITDA of between $85 million to $90 million for 2018, growing to between $110 million and $120 million for 2019. I will discuss growth levers in a bridge on the pages to come, but first turning to capital expenditures in the upper right.

We will need to generate growth to support the business as shown in the upper right hand corner. We think of cap ex, in terms of maintenance cap ex, right, these are things to replace an older piece of equipment that’s already supporting and driving revenue, and then we generally think about it in terms of growth cap ex, which is considered new investments to support new incremental revenues such as winning a new contract or supporting new growth as described in Mexico for our standby business.

Considering the large capital investments required to open up three new waste facilities in the Permian Basin, we have broken out One-Time Waste as its own cap ex category in the graph in the upper right. We believe we will need approximately $40 million for the three new facilities, $60 million as Chris mentioned for all four of our facilities, including the Karnes Facility which is currently up and running, but really, over the next two, two and half years. Growth and maintenance cap ex will then reduce to a more normalized level of what we estimate between $20 million to $25 million after the One-Time Waste Disposal once you get out in 2020 and beyond.

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Once again, given the strong economics and growth opportunities, primarily from our Waste Disposal business and also but to a slightly lesser extent Standby, we see free cash flow conversion increasing from the mid 70% range today to low, mid 85% range by 2019.

Lastly, turning to Page 30, I mentioned the bridges from an Adjusted EBITDA going from ’17 to ’18 estimate and then ’18 estimate to ’19 estimate. You’ll see this broken out on Page 30.

Growth is not overly dependent on any one lever. Also, these projections, once again, do not include large spill events or new acquisitions. To the extent they would occur, they would represent upside opportunity.

2018 Adjusted EBITDA growth is primarily driven by growth from our Environmental Services business, from delivery of our cross-selling and rollout of our national accounts strategy. We have seen very strong demand so far in the first half of 2018, specifically in Texas in our Oil and Gas Services division, but generally overall as well year-over-year strong growth in other regions of the country such as California, Pacific Northwest, Alaska and the Northeast, and we continue to win accounts and are seeing basically overall general strong economic tailwinds driving this business forward.

Additionally, growth in 2018 comes from continued ramp of our Karnes Facility to a lesser extent, and steady contributions from our Standby business. In 2019, growth is primarily driven through the opening of the second and third disposal facilities in the Permian Basin that Chris described on earlier pages, with the fourth facility conservatively projected not to continue to revenue growth until early 2020, so it’s pushed beyond these projections. To the extent that it is being permitted and would come online in the second half of 2019, that could also represent opportunity to these projections.

In addition, we also start to see material EBITDA contributions from our Standby business as new opportunity in Mexico as we described on a previous page really starts to ramp up and take hold. We conservatively projected more modest growth in the Environmental Services business in 2019 and a slight ramp up, continued ramp up at our Karnes Facility.

With that, I’ll now turn it back to Dan to discuss our peer benchmarking.

Daniel Hennessy:

Thank you, Joe. On these last two slides we will cover public company peer benchmarking. On Slide 31, we show that NRC Group has significantly outperformed the Environmental Services and Waste sector peer group with respect to revenue and Adjusted EBITDA growth, and we expect these trends to continue through 2019 and beyond.

On Slide 32, we show that investors have the opportunity to invest in NRC Group at an attractive discount on either a free cash flow or Adjusted EBITDA valuation basis.

For those of you who would like to explore this further and now NRC Group fits into the pantheon of publicly traded environmental and waste services companies, I urge you to talk with Michael Hoffman at Stifel. Michael knows the management team, has been following the company, and can help you better understand the unique and compelling value proposition NRC Group offers relative to its peers.

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In the attached appendix, you will find a summary of the NRC Group senior term loan, an Adjusted EBITDA reconciliation, along with sector and industry data indicating meaningfully positive underlying demand drivers across NRC Group and market.

In summary, we believe that our merger with NRC Group represents a highly attractive valuation accompanied by sustained growth characteristics which will allow us to deliver significant value to all stakeholders.

I want to thank you again for joining us today to learn more about our merger with NRC Group. Please do not hesitate to contact us with any questions you may have regarding our transaction.

Now, back to Cody for closing remarks.

Cody Slach:

Thanks, Dan. We’d like to thank everyone for listening to today’s call. Like Dan said, if you have any questions, feel free to reach out to us, including me—my number, 949-574-3860, or HCAC@liolios.com, or Nick Petruska at 312-803-0372, or npetruska@hennessycapllc.com. Our contact details are also included at the bottom of the press release announcing the transaction which came out yesterday.

This concludes our remarks. Now I’ll turn the call back over to the Operator.

Operator:

Thank you. Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time and thank you for your participation.

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INVESTOR PRESENTATION June 2018

Important Disclaimers

Use of Projections and NRC 2017 Financial Information

This presentation contains financial forecasts with respect to NRC Group Holdings’ (“NRC” or the “Company”) projected revenues, Adjusted EBITDA, and net capital expenditures for NRC’s fiscal 2018 and 2019. Neither the independent auditors of Hennessy Capital Acquisition Corp. III (“HCAC”) nor the independent registered public accounting firms of NRC, or its subsidiaries, audited, reviewed, compiled, or performed any procedures with respect to the projections for the purpose of their inclusion in this presentation, and accordingly, neither of them expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this presentation. These projections should not be relied upon as being necessarily indicative of future results.

In this presentation, certain of the above-mentioned projected information has been repeated (in each case, with an indication that the information is an estimate and is subject to the qualifications presented herein), for purposes of providing comparisons with historical data. The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of HCAC, NRC, or the combined company after completion of the proposed business combination, or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this presentation should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

NRC Group Holdings was established in June 2018 through the combination of two businesses, National Response Corporation and Sprint Energy Services, both previously operating separately under the ownership of investment affiliates of J.F. Lehman & Company (“JFL”). Unless otherwise noted, this presentation, and all references to “NRC” included herein, give effect to such June 2018 combination and related dividend recapitalization. All historical financial information of NRC included herein has been presented on a combined basis, reflecting the combined historical results of National Response Corporation and Sprint Energy Services on the basis described herein, and is not necessarily indicative of the operating results of the combined entities that would have been achieved for such prior periods. The “pro forma” financial data included herein has not been prepared in accordance with Article 11 of the SEC’s Regulation S-X, is presented for informational purposes only and may differ materially from the Regulation S-X compliant pro forma financial statements of NRC for the year ended December 31, 2017 to be included in HCAC’s proxy statement in connection with the proposed transaction (when available). In addition, all NRC historical financial information included herein is preliminary and subject to change pending finalization of the audits of National Response Corporation and Sprint Energy Services, LLC as of and for the years ended December 31, 2017 and December 31, 2016 in accordance with PCAOB auditing standards.

Forward Looking Statements

This presentation includes, or incorporates by reference, “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include, but are not limited to: (1) references with respect to the anticipated benefits of the proposed transaction; (2) the projection of future financial performance of NRC Group, NRC Group’s operating companies and HCAC following the proposed transaction; (3) changes in the market for NRC Group's services, and expansion plans and opportunities; (4) future acquisition or additional business combinations; (5) the financing component of the proposed transaction; (6) the sources and uses of cash; (7) the management and board composition of the combined company following the proposed transaction; (8) the anticipated capitalization and enterprise value of the combined company following the consummation of the proposed transaction; (9) the continued listing of HCAC’s securities on the NYSE American; and (10) the expected closing date of the proposed transaction.

These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially and adversely from those expressed in any forward-looking statement. Important risk factors that may cause such a difference in connection with the proposed transaction include, but are not limited to, the following factors: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the purchase agreement between JFL-NRC-SES and HCAC; (2) the outcome of any legal proceedings that may be instituted against NRC Group, JFL-NRC-SES or HCAC following announcement of the proposed transaction and related transactions; (3) the inability to complete the transactions contemplated by the purchase agreement between JFL-NRC-SES and HCAC due to the failure to obtain approval of the stockholders of HCAC, consummate the anticipated financing, obtain necessary approval from governmental authorities or satisfy other conditions to the closing of the proposed transaction; (4) the ability to obtain or maintain the listing of the combined company's securities on the NYSE American following the consummation of the proposed transaction; (5) the risk that the proposed transaction disrupts the parties' current plans and operations as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition and the ability of the combined business to grow and manage growth profitably; (7) unexpected costs, charges or expenses related to or resulting from the proposed transaction; (8) changes in applicable laws or regulations; (9) the possibility that NRC Group or HCAC may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks associated with the proposed transaction, as more fully discussed in the proxy statement to be filed by HCAC with the SEC in connection with the proposed transaction. Investors and potential investors are urged not to place undue reliance on forward-looking statements in this presentation, which speak only as of this date. Neither HCAC nor JFL-NRC-SEC nor NRC Group undertakes any obligation to revise or update publicly any forward-looking statement to reflect future events or circumstances. Nothing contained herein constitutes or will be deemed to constitute a forecast, project or estimate of the future financial performance of HCAC, NRC Group, or the combined company, following the implementation of the proposed transaction or otherwise. In addition, actual results are subject to other risks identified in HCAC's prior and future filings with the SEC, available at www.sec.gov.

Use of Non-GAAP Financial Measures

This presentation includes non-GAAP financial measures, including Adjusted EBITDA and Free Cash Flow. NRC defines Adjusted EBITDA as net income (loss) plus (i) depreciation and amortization, (ii) interest expense, (iii) provision for income taxes, (iv) acquisition-related transaction expenses (including due diligence costs, legal, accounting and other advisory fees and costs, retention and severance payments, facility closure costs and financing fees and expenses), (v) the pro forma impact of pre-acquisition revenues, earnings and EBITDA of certain recent acquisitions and certain NRC management estimates relating thereto, (vi) normalization adjustments to reflect a run-rate level of EBITDA within NRC’s historical financial statements, (vii) non-recurring costs and other non-operating expenses and income, (viii) the impact of certain completed cost savings initiatives at various NRC domestic regions, (ix) the impact of a reduction in force adjustment and (x) costs relating to the shutdown of certain international operations, less EBITDA related to a large response event at Sprint Energy Services in 2015. Free Cash Flow is defined as Adjusted EBITDA less total capital expenditures excluding one-time waste investments. See Slide 41 for more details regarding Adjusted EBITDA and Free Cash Flow. You can find the reconciliation of these measures to the nearest comparable GAAP measures elsewhere in this presentation. Except as otherwise noted, all references herein to full-year periods refer to NRC’s fiscal year, which ends on December 31. NRC believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to NRC’s financial condition and results of operations. NRC’s management uses these non-GAAP measures to compare NRC’s performance to that of prior periods for trend analyses and for budgeting and planning purposes.

NRC believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. Management of NRC does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. We have not reconciled the non-GAAP forward looking information to their corresponding GAAP measures because we do not provide guidance for the various reconciling items such as provision for income taxes and depreciation and amortization, as certain items that impact these measures are out of our control or cannot be reasonably predicted without unreasonable efforts. You should review NRC’s, and its subsidiaries, financial statements, which will be included in HCAC’s proxy statement filings with the SEC, and not rely on any single financial measure to evaluate NRC’s business.

Other companies may calculate Adjusted EBITDA, Free Cash Flow and other non-GAAP measures differently, and therefore NRC’s Adjusted EBITDA and Free Cash Flow and other non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

Additional Information About the Proposed Transaction and Where To Find It

The proposed transaction will be submitted to stockholders of HCAC for their consideration. HCAC intends to file with the SEC preliminary and definitive proxy statements in connection with the proposed transaction and other matters and will mail a definitive proxy statement and other relevant documents to its stockholders as of the record date established for voting on the proposed transaction. HCAC's stockholders and other interested persons are advised to read, once available, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with HCAC's solicitation of proxies for its special meeting of stockholders to be held to approve, among other things, the proposed transaction, because these documents will contain important information about HCAC, NRC Group and the proposed transaction. Stockholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC regarding the proposed transaction and other documents filed with the SEC by HCAC, without charge, at the SEC's website located at www.sec.gov or by directing a request to Nicholas A. Petruska, Executive Vice President, Chief Financial Officer, 3485 North Pines Way, Suite 110, Wilson, Wyoming 83014 or by telephone at (312) 803-0372. This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

HCAC, JFL-NRC-SES, NRC Group, and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from HCAC’s stockholders in connection with the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of HCAC’s stockholders in connection with the proposed transaction will be set forth in HCAC’s proxy statement when it is filed with the SEC. You can find more information about HCAC’s directors and executive officers in HCAC’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on April 2, 2018. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in HCAC’s proxy statement when it becomes available, which can be obtained free of charge from the sources indicated above.

3 Chris Swinbank Chief Executive Officer Presenters Experienced Team Committed to Continuous Growth & Improvement Joe Peterson Chief Financial Officer Daniel Hennessy Chairman & Chief Executive Officer Jim O’Neil III Independent Director

Executive Summary

Transaction Overview

- Hennessy Capital Acquisition Corp. III ("HCAC") has agreed to acquire the equity of NRC Group Holdings ("NRC")
- Purchase agreement was signed June 25, 2018 and anticipate closing the transaction in Q3 2018
- Post combination, NRC common stock and warrants will be listed on NYSE American under the tickers NRCG and NRCG.WS, respectively[(1)]
- All financing required to close the transaction ($125 million in convertible preferred and common equity) committed at announcement at attractive terms

Transaction Rationale

- NRC is a leading provider of a comprehensive suite of mission-critical, non-discretionary services to ensure compliance with environmental, health, and safety ("EH&S") laws
- Highly diversified and blue-chip base of over 5,000 customers supported by over 1,200 Master Service Agreements ("MSAs")
- Only global standby provider with a global presence of 100 strategically-located facilities supported by an independent contractor network to ensure rapid response to environmental events, anytime and anywhere NRC's customers need
- Established and recognized brand providing superior services with significant barriers to entry
- Highly visible and diverse recurring revenues supported by industry-leading free cash flow conversion
- Numerous organic and acquisitive growth initiatives with exceptional potential return on investment ("ROI")

Consideration

- Transaction implies a $748 million Enterprise Value[(2)]
  - 8.6x 2018E Adjusted EBITDA[(3)] and 6.5x 2019E Adjusted EBITDA[(3)] (compared to 11.5x & 10.8x for peers[(4)], respectively)
  - 10.7x 2018E FCF[(5)] and 7.6x 2019E FCF[(5)] (compared to 18.2x & 16.8x for peers[(4)], respectively)

Management & Board

- Chris Swinbank to serve as CEO and Director with the existing management teams continuing to run the business
- Daniel Hennessy and Kevin Charlton from HCAC to join NRC's Board of Directors
- Alex Harman and Glenn Shor from J.F. Lehman & Company to join NRC's Board of Directors
- HCAC Independent Director and former CEO and Director of Quanta Services (NYSE:PWR), Jim O'Neil, to serve as Executive Chairman of NRC
- Jim Baumgardner, former CEO of US Ecology (NASDAQ:ECOL), to serve as Independent Director of NRC

(1) Post-combination, HCAC's name will be changed to reflect the combination with NRC. References to NRC post-combination in this presentation are references to the public company.
(2) See slide 5 for additional details.
(3) NRC projections based on mid-point of guidance range (see slides 29 and 30 for additional details).
(4) Source: CapitalIQ as of June 22, 2018.
(5) FCF is defined as adjusted EBITDA less total capex excluding one-time waste investments.

4

HENNESSY CAPITAL NRC

(1)	Based on estimated $263 million cash held in trust at closing and assumes 10% redemptions for illustrative purposes, which is the scenario that provides maximum cash to NRC selling shareholders but no proceeds for debt reduction. If redemptions are lower than 10%, any incremental cash from HCAC’s trust would be used to pay down existing debt. 0% redemptions and existing NRC shareholders maintaining 20% pro forma ownership would result in net debt of $262 million or 3.0x 2018E Adjusted EBITDA.
(2)	Assumes 10% redemptions for illustrative purposes and no purchase price adjustments or other payment under purchase agreement for net working capital, excess capital expenditures or interim acquisitions (among other possible adjustments).
(3)	Based on the following assumptions: (a) estimated NRC debt and cash as of June 2018 after giving effect to combination of National Response Corporation and Sprint Energy Services and related dividend recapitalization (and such debt and cash amounts may vary as of the closing date), (b) estimated 36.9 million pro forma outstanding shares of common stock, estimated market value of $10.25/share and 10% redemptions, (c) no purchase price adjustments or other payment under definitive purchase agreement, (d) no purchase of shares under JFL subscription agreement, (e) no exercise of $25 million preferred accordion feature under Nomura Securities International, Inc. (“Nomura”) financing commitment and no draw on Nomura $25 million common equity backstop or other backstop and/or common equity PIPE offering In lieu thereof, and (f) no exercise of outstanding 19.2 million public HCAC warrants or conversion of new HCAC convertible preferred stock. Ownership and share count excludes outstanding 19.2 million HCAC warrants (strike price of $11.50 or ~12% out-of-the-money) and gives effect to the exchange of 9.6 million Founder warrants for shares of HCAC common stock at a ratio of 5:1 for a total of 1.9 million shares while simultaneously cancelling 1.9 million Founder shares fully offsetting any dilution from the exchange.
(4)	Projected adjusted EBITDA based on mid-point of guidance range (see slides 29 and 30 for additional details).
(5)	$40 million committed but no borrowings expected at closing of the proposed transaction.
(6)	Excludes (a) NRC transaction expenses, which are anticipated to be paid from cash on NRC balance sheet, and (b) cash commitment, placement and/or funding fees payable in connection with the NRC convertible preferred stock issuance and/or common equity backstop or PIPE offering.

5 Indicative Transaction Overview (1) Based on estimated $263 million cash held in trust at closing and assumes 10% redemptions for illustrative purposes, which is th e scenario that provides maximum cash to NRC selling shareholders but no proceeds for debt reduction. If redemptions are lowe r t han 10%, any incremental cash from HCAC’s trust would be used to pay down existing debt. 0% redemptions and existing NRC shareholders maintaining 20% pro forma ownersh ip would result in net debt of $262 million or 3.0x 2018E Adjusted EBITDA. (2) Assumes 10% redemptions for illustrative purposes and no purchase price adjustments or other payment under purchase agreement for net working capital, excess capital expenditures or interim acquisitions (among ot her possible adjustments). (3) Based on the following assumptions: (a) estimated NRC debt and cash as of June 2018 after giving effect to combination of Nat ion al Response Corporation and Sprint Energy Services and related dividend recapitalization (and such debt and cash amounts may var y as of the closing date), (b) estimated 36.9 million pro forma outstanding shares of common stock, estimated market value of $10.25/share and 10% redemptions, (c) no pu rchase price adjustments or other payment under definitive purchase agreement, (d) no purchase of shares under JFL subscription agreement, (e) no exercise of $25 million preferred accordion feature under Nomura Securities International, Inc. (“Nomura”) financing commitment and no draw on Nomura $2 5 million common equity backstop or other backstop and/or common equity PIPE offering In lieu thereof, and (f) no exercise of outstanding 19.2 million public HCAC warrants or conversion of new HCAC convertible preferred stock. Ownership and share count excludes outstanding 19.2 million HCAC warrants (strike price of $11.50 or ~ 12% out - of - the - money) and gives effect to the exchange of 9.6 million Founder warrants for shares of HCAC common stock at a ratio of 5:1 for a total of 1.9 million shares while simultaneously cancelling 1.9 million Founder shares fully offsetting any dilution from the exchange. (4) Projected adjusted EBITDA based on mid - point of guidance range (see slides 29 and 30 for additional details). (5) $40 million committed but no borrowings expected at closing of the proposed transaction. (6) Excludes (a) NRC transaction expenses, which are anticipated to be paid from cash on NRC balance sheet, and (b) cash commitme nt, placement and/or funding fees payable in connection with the NRC convertible preferred stock issuance and/or common equity backstop or PIP E offering. Estimated Sources ($ in millions) Estimated Uses ($ in millions) Illustrative Pro Forma Capitalization (3) ($ in millions) Illustrative Pro Forma Ownership (3) (shares in millions) Shares % HCAC Shareholders 29.5 80% Existing NRC Equityholders 7.4 20% Pro Forma Outstanding Shares 36.9 100% Assumption of Existing Net Debt $295 Assumed HCAC Cash-in-Trust (1) 237 Convertible Preferred 75 Stock Consideration (2) 76 TOTAL SOURCES $683 Assumption of Existing Net Debt $295 Cash Consideration 292 Stock Consideration (2) 76 Estimated HCAC Fees & Expenses (6) 20 TOTAL USES $683 $ x 2018EAdj. EBITDA (4) x 2019EAdj. EBITDA (4) Cash $15 Revolver (5) 0 0.0x 0.0x Senior Term Loan 308 3.5x 2.7x Equipment Financing 2 0.0x 0.0x Total Debt $310 3.5x 2.7x Net Debt $295 3.4x 2.6x Equity Market Capitalization $378 Net Debt 295 Convertible Preferred 75 Pro Forma Enterprise Value $748 8.6x 6.5x

(1)	2008 - 2011 (prior ownership period) based on NRC management estimates, as adjusted to exclude $603 million in 2009 - 2010 related to Deepwater Horizon. Audited revenue utilized for 2012 - 2017, together with NRC management estimates for 2012 - May 2015 Sprint revenue and exclusion of a $43 million large marine spill event in 2014. 2018 - 2019 based on NRC management estimates and reflects pro forma treatment for Cleanline and SWS acquisitions as if they occurred on 1/1/2018.
(2)	Source: U.S. Energy Information Administration.
(3)	NRC projections based on mid-point of guidance range (see slides 29 and 30 for additional details).
(4)	FCF Conversion is defined as FCF (adjusted EBITDA less total capex excluding one-time waste investments) divided by adjusted EBITDA.
(5)	Source: Management estimates, Company Public Filings, CapitalIQ as of June 22, 2018 (see slide 32 for additional details).
(6)	FCF is defined as adjusted EBITDA less total capex excluding one-time waste investments.
(7)	EV / EBITDA multiples based on pro forma LTM adjusted EBITDA.

6 10.7x 18.2x 8.6x 11.5x 7.6x 16.8x 6.5x 10.8x 0.0x 5.0x 10.0x 15.0x 20.0x 25.0x NRC Peers NRC Peers 2018E 2019E $40 $60 $80 $100 $0 $100 $200 $300 $400 $500 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018E 2019E Average $ / Barrel $ in Millions, unaudited Revenue WTI Crude Oil Price The NRC Opportunity for Investors (1) 2008 - 2011 (prior ownership period) based on NRC management estimates, as adjusted to exclude $ 603 million in 2009 - 2010 related to Deepwater Horizon. Audited revenue utilized for 2012 - 2017 , together with NRC management estimates for 2012 - May 2015 Sprint revenue and exclusion of a $ 43 million large marine spill event in 2014. 2018 - 2019 based on NRC management estimates and reflects pro forma treatment for Cleanline and SWS acquisitions as if they occurred on 1/1/2018. (2) Source: U.S . Energy Information Administration. (3) NRC projections based on mid - point of guidance range (see slides 29 and 30 for additional details). (4) FCF Conversion is defined as FCF ( a djusted EBITDA less total capex excluding one - time waste investments ) divided by adjusted EBITDA . (5) Source : Management estimates, Company Public Filings, CapitalIQ as of June 22, 2018 (see slide 32 for additional details ). (6) FCF is defined as adjusted EBITDA less total capex excluding one - time waste investments. (7) EV / EBITDA multiples based on pro forma LTM adjusted EBITDA. …With Meaningful & Recurring FCF (4) Conversion… …With High ROI Opportunities to Deploy Cash Flows… …At a Highly Compelling Entry Point Relative to Peers (3)(5) Stable & Consistent Performance through The Great Recession… …And Through Significant Commodity Price Volatility… …Poised for Significant Near - Term Organic Growth… NRC maintains numerous strategic alternatives to provide significant upside and stock price appreciation to shareholders Organic Growth Accretive Acquisitions 3 landfills with exceptional ROI & payback period Multi - pronged s tandby & environmental service growth 9 acquisitions since 2013, ~ 4x (7) avg. multiple (1) (2) EV / FCF (6) EV / Adj. EBITDA (3) (3) 70% 76% 74% 80% 85% 0% 20% 40% 60% 80% 100% PF 2015 PF 2016 PF 2017 2018E 2019E

7 I. Company Overview II. Growth Strategies III. Financial Summary IV. Appendix Table of Contents 9 22 29 35

C OMPANY O VERVIEW Marine Standby Response

9 Investment Highlights Compelling Opportunity to Further Enhance & Differentiate NRC’s Platform Compelling Opportunity Exceptional Growth x Provides an Integrated Solution x Delivers Scale with Global Capabilities x Attractive Regulatory & Market Environment x Stability through Recessions & Commodity Cycles x Significant Barriers to Entry x Compelling , Highly Visible Financial Model x Diverse End Market Exposure x NRC Presents an Unique Investment Opportunity x Proven Management Team with Significant Experience x Multi - Pronged Standby Services Growth x National Corporate Account Growth x Near - Term Waste Disposal Expansion x Established Acquisition Platform

Scalable Platform Poised for Growth

Diverse Offering, Global Platform and Blue-Chip Customer Base Drive NRC

Key Figures

$365M - $390M 2018E Revenue	$85M - $90M 2018E Adj. EBITDA
9 Acquisitions Since 2013	1,200 + MSAs
99% Standby Services Customer Retention	~50 Average Daily Projects
5,000+ Diverse Customer Base	1,000+ Scalable Employee Base

Service Offering Breakdown



Waste Disposal 23%
Standby 26%
Environmental 51%
2018E Adj. EBITDA $85M -$90M

Global Platform



Headquarters
NRC Locations
NRC Equipment Only
ICN Locations
AOST Locations[1]

Longstanding Blue-Chip Customer Base

Standby Services

bp
Limetree Bay
nationalgrid
SpaceX
Valero

Environmental Services

Alcoa
BNSF Railway
CSX
Dow
Genentech

Waste Disposal Services

ConocoPhillips
encana
eog resources
Marathon Oil Corporation
Murphy Oil Corporation

Compelling Investment Merits

Comprehensive Suite of Specialized Services	Significant Barriers to Entry	Highly Recurring, Non-Discretionary Demand
Exceptional Cash Flow Generation	Attractive Market Opportunity	National Scale with Global Service Capabilities
Multi-Pronged Growth Strategy	Established Acquisition Platform	Experienced Management Team

(1) AOST is a partnered local emergency response provider.

10

Hennessy Capital | NRC

NRC Provides an Integrated Solution

Comprehensive Suite of Non-Discretionary, Mission-Critical Capabilities

Key Customer Value Proposition

- ✓ Full suite of services supported by specialized equipment
- ✓ Required federal, state and local certifications and accreditations
- ✓ 24/7 emergency response
- ✓ First and only call customers need to make in an emergency
- ✓ Minimize outstanding MSAs and vendor agreements for customers
- ✓ Successful track record of high quality project execution

Standby Services (26% of 2018E Adj. EBITDA[(1)])

- High-margin retainer-based business that provides opportunity for incremental marine spill response revenue
- Provides access to regulatory certifications, specialized assets, and highly-trained personnel that are on-call to respond to an oil or HAZMAT spill or other industrial emergency (such as a fire)
- 2,000+ customers under long-term contract

Environmental Services (51% of 2018E Adj. EBITDA[(1)])

- High-frequency, non-discretionary, small-ticket suite of recurring services across broad base of customers
- Key services include: industrial cleaning, hazardous waste management and remediation, land emergency response, marine services and equipment rental
- 3,000+ customers across general industrial markets

Waste Disposal Services (23% of 2018E Adj. EBITDA[(1)])

- Uniquely-positioned assets that provide broad waste disposal capabilities serving the Texas energy market
- Key services include: disposal of drill cuttings/muds, tank bottom sediment, contaminated soils, and produced sands, disposal tank and truck washouts and waste oil recovery
- Principally upstream customer base

(1) Excludes $11 million of estimated corporate overhead expenses, which is not allocated to the individual segments.

11

Customer Case Studies

Customers Rely on NRC's Solutions to Maintain Uptime & EH&S Compliance

Standby Services

Situation Overview

- **Customer:** TransCanada
- **Location:** Britton, SD
- **Service:** Standby Services

Customer Challenge

- In November 2017, TransCanada asked NRC to respond to a significant leak in their pipeline near Britton, SD
- Estimated 5,000 bbls of crude oil spilled

NRC Solution

- NRC quickly activated assets from ICN
- Built a 1-mile road to the remote site
- Managed 100+ personnel
- Utilized a wide array of vacuum trucks, storage tanks, pumps, earth-moving equipment and safety equipment
- **Growth opportunities: Keystone Pipeline and Mexico**

Environmental Services

Situation Overview

- **Customer:** Genentech
- **Location:** 3 Facilities
- **Service:** Environmental

Customer Challenge

- Environmental services support required at three pharma and laboratory facilities
- 24/7 emergency response

NRC Solution

- Employees on-site to provide services including equipment decontamination
- Designated the primary 24/7 emergency responder for all 3 sites
- **Awarded a 5 year MSA in 2009 that has been extended to August 2019**
- **Awarded "Vendor of the Year" by Genentech out of ~300 total vendors**

Waste Disposal Services

Situation Overview

- **Customer:** PIONEER NATURAL RESOURCES
- **Location:** Eagle Ford & Permian
- **Service:** Waste Disposal

Customer Challenge

- Pioneer utilized NRC's disposal capabilities when they were more active in the Eagle Ford
- Currently active in the Permian Basin

NRC Solution

- Pioneer has become one of NRC's largest customers almost entirely through utilization of environmental services in the Permian Basin
- **Growth opportunity: Pioneer is one of the largest operators in the vicinity of the Reagan facility, and expected to be an anchor customer once opened**

12

HENNESSY CAPITAL | NRC

NRC Delivers Scale with Global Capabilities

Superior Solutions to Any Environmental Event, Anytime & Anywhere NRC's Customers Need

100+ Strategically Located Facilities Augmented by ICN, MRN, and ARN to Greatly Enhance Capabilities(1)

- Network of 100+ strategically-located facilities, assets, and resources are augmented by:
  - **Independent Contractor Network ("ICN"):** ICN is a highly skilled network of 140+ emergency response companies with over 500+ locations
  - **Marine Resource Network ("MRN"):** Priority access to an extensive network of marine assets
  - **Aerial Resource Network ("ARN"):** Priority access to ~30 helicopters and 15 fixed wing planes with ability to coordinate cargo logistics and dispersant services

Rapid Response Capabilities

- Customer or U.S. Coast Guard places call into NRC's 24/7 International Operations Center to report incident
- Utilize proprietary database to identify appropriate internal or ICN, MRN and/or ARN resources to fulfill needs
- Rapidly deploy assets and personnel within 1-24 hours depending upon proximity of necessary equipment



Headquarters
NRC Locations
NRC Equipment Only
Waste Disposal Location
Pending Waste Disposal Locations
ICN Locations
AOST Locations(2)

(1) NRC locations include 3 waste disposal sites currently pending permits.
(2) AOST is a partnered local emergency response provider.

13

HENNESSY CAPITAL | NRC

Attractive Regulatory & Market Environment

Regulatory Environment Driving Demand to Comprehensive Providers of Scale

Regulatory History

Environmental Services Regulations Have Consistently Become Increasingly Stringent

1970s & Prior
- Safe Drinking Water Act
- Clean Water Act
- Toxic Substances Control Act
- Resource Conservation and Recovery Act
- Clean Air Act
- Solid Waste Disposal Act (SWDA) (1965)
- SWDA Amendment

1980s
- Emergency Planning and Community Right-to-Know Act
- Comprehensive Environmental Response, Compensation and Liability Act

1990s
- Oil Pollution Act of 1990 (OPA-90)
- Federal Facilities Compliance Act
- Universal Waste Rule
- PCB Penalty Policy

2000s
- Cathode Ray Tube Rule

2010s
- Disposal of Coal Combustion Residuals from Electric Utilities
- Regulation of Solvent Contaminated Wipes

Future
- State-level waste disposal regulations (following new CA regulations)
- Updates to existing regulatory framework

Why NRC Wins

Safety Record: Organization's established safety and training programs resulting in exceptional safety records

Responsiveness: 24/7 incident response capabilities and ability to deploy assets quickly

Scale: Strategically-located assets complemented by Independent Contractor Network with 500+ locations

Technical Expertise: Demonstrated ability to respond to incidents with the appropriate personnel and equipment

Asset Base: Significant investment in well-maintained, unique, owned equipment

Vendor Relationships: Deep relationships with vendors ensures cost- and time-efficiency

14

HENNESSY CAPITAL NRC

15 Historical Revenue Trend Stability through Recessions & Commodity Cycles (1) 2008 - 2011 (prior ownership period) based on NRC management estimates, as adjusted to exclude $ 603 million in 2009 - 2010 related to Deepwater Horizon. Audited revenue utilized for 2012 - 2017 , together with NRC management estimates for 2012 - May 2015 Sprint revenue and exclusion of a $ 43 million large marine spill event in 2014 . (2) Source: U.S . Energy Information Administration . (3) Based on revenue of $130 million in 2012 and revenue of $278 million in 2017. Stability & Resistance to Commodity P rice Volatility and Economic Cycles Revenue CAGR of 16% (3) through significant commodity price volatility Stable and consistent performance through the Great Recession (1) (2) $20 $40 $60 $80 $100 $0 $100 $200 $300 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 Average $ / Barrel $ in Millions, unaudited Revenue WTI Crude Oil Price

16 Significant Barriers to Entry Specialized Asset Base and Essential Regulatory Certifications Investment in Asset Base Required Certifications & Accreditations x $200+ million asset base (1) across Standby Services, Environmental Services, and Waste Disposal x Unique equipment not readily available x Specialized capabilities require operational expertise and extensive training requirements x Proprietary technology platform tracks location and status of specialized equipment, enabling compliance with regulatory mandated response times x No new entrants in standby market since inception x Federal , state, and local legislation and other environmental agencies require numerous certifications and accreditations x Expensive multi - step, complex permitting processes are often cost and time prohibitive x Decades of experience successfully permitting and maintaining regulatory compliance x Long - time Jones Act operator Value of Existing Equipment (1) ($ in millions) U.S. Coastguard California Washington / Alaska Location National State State Required (Yes / No) P P P Type of OSRO Classification (1) Value shown as current insured value of Vessels and Marine Equipment; Vehicles & Rolling Stock; and Other Equipment. Waste Disposal assets shown as total capital investment from 2015 - 2019E. Does not include impact of Cleanline and SWS acquisitions. $74 $60 $17 $62 $213 $0 $50 $100 $150 $200 $250 Vessels & Marine Vehicles & Rolling Stock Other Equipment Waste Disposal Assets Total

NRC presented on a pro forma basis for intra-period acquisitions.
(1)	Based on NRC management estimates and of historical segment performance.
(2)	As of March 31, 2018.
(3)	Total adjusted EBITDA includes corporate overhead expenses of ($7) million in 2015, ($7) million in 2016, ($10) million in 2017, ($11) million in 2018E and ($12) million in 2019E. 2015 excludes $9 million of adjusted EBITDA related to a large response event.
(4)	FCF Conversion is defined as FCF (adjusted EBITDA less total capex excluding one-time waste investments) divided by adjusted EBITDA.

17 Revenue Stability Coupled with Exceptional Margins Drives Extraordinary Free Cash Flow Compelling, Highly Visible Financial Model NRC presented on a pro forma basis for intra - period acquisitions. (1) Based on NRC management estimates and of historical segment performance. (2) As of March 31, 2018. (3) Total adjusted EBITDA includes corporate overhead expenses of ($ 7 ) million in 2015, ($ 7) million in 2016, ($10) million in 2017, ($ 11) million in 2018E and ($ 12) million in 2019E. 2015 excludes $ 9 million of adjusted EBITDA related to a large response event. (4) FCF Conversion is defined as FCF (adjusted EBITDA less total capex excluding one - time waste investments) divided by adjusted EBITDA . Non - Discretionary Demand Delivers Highly Visible, Recession Resistant FCF Adjusted EBITDA by Service (3) ($ in millions) Free Cash Flow Conversion (4) Standby Services x Highly recurring revenue base with ~99% customer retention (2,000+ customers and 20,000+ assets covered) x Over 80% of revenue from customers with contracts over 5 years with half over 10 years x 85% flow through of incremental revenue to adjusted EBITDA (1) Environmental Services Waste Disposal Services x Vast majority of environmental services revenue derived from ~1,200 MSAs x Performs over 20,000 projects annually for over 3,000 customers x Growing need across diverse end markets with high frequency, small ticket jobs driving diversity and stability x Permitting of wellbores provide enhanced visibility into regional waste streams x Since opening Karnes in Q2 2016, processed >56,000 loads with ~ 20 active / daily blue - chip customers (2) x Differentiated capabilities include ability to accept all oil & gas exempt waste streams and 24 / 7 operations $49 $41 $69 $85 - $90 $110 - $120 $0 $30 $60 $90 $120 $150 PF 2015 PF 2016 PF 2017 2018E 2019E Standy Services Environmental Services Waste Disposal 70% 76% 74% 80% 85% 0% 20% 40% 60% 80% 100% PF 2015 PF 2016 PF 2017 2018E 2019E

Diverse End Market Exposure

Highly Diversified Revenue Across End Markets, Servicing 5,000+ Customers

2017 Revenue by End Market[(1)]



Industrial 32%
Non-Regulated O&G 14%
OPA-90 12%
Utility / Municipal 11%
Oil & Gas Waste Disposal 7%
Transportation 5%
Government 3%
Pharma 3%
Other 12%

Key Clients by End-Market

Industrial	ALCOA	GE	Honeywell	
Upstream	ConocoPhillips	Marathon Oil Corporation	Statoil	
Midstream	KINDER MORGAN	PLAINS ALL AMERICAN PIPELINE, L.P.	TransCanada	
Downstream	bp	DOW	PHILLIPS 66	VALERO
Transportation	BNSF RAILWAY	CSX	UNION PACIFIC	
Other	at&t	Genentech	THE HOME DEPOT	SPACEX

- Substantial portion of revenue (67% in 2017) is comprised of customers that require high-volume, low-ticket projects across industrial, transportation, utility, and government end markets
- OPA-90 customers, which represent 12% of 2017 revenue, are required by law to procure compliance coverage every year
- Waste disposal services provided to oil & gas customers are highly-regulated and considered non-discretionary (i.e., operators must terminate waste at permitted facilities within a defined framework)

(1) Revenue excludes all domestic environmental services customers <$30,000.

18

HENNESSY CAPITAL | NRC

19 Company Standby Services Environmental / Industrial Services Emergency Response Waste Disposal NRC Presents an Unique Investment Opportunity NRC is the ONLY Comprehensive Provider of Essential EH&S Services Core Focus Non - Core Focus

Proven Management Team with Significant Experience

NRC's Senior Management Team Averages 20+ Years of Experience

Chris Swinbank
Chief Executive Officer

- 21+ years of environmental services experience
- Founded Sprint Energy after successfully founding and ultimately selling Triton Oilfield Services, a water logistics company
- Served in various capacities at several Sprint entities providing waste management services

Paul Taveira
President, Standby & Environmental

- 27+ years of experience in the environmental services industry; has executed over 30 acquisitions
- Prior roles include CEO of A&D Environmental Services Inc. and President of PSC Inc.

Joe Peterson
Chief Financial Officer

- 20+ years of experience in the financial services industry as well as prior private equity owned companies
- Prior roles include SVP of Finance for a global consumer finance company and various divisional CFO roles at American Express

Robby Nelson
President, Waste Disposal

- 11+ years of industry experience in the environmental services industry
- Formerly VP of Corporate Operational Development at C&J Energy Services
- Currently serves on the Board of Directors of Sanchez Energy

20

HENNESSY CAPITAL | NRC

G ROWTH S TRATEGIES Karnes Waste Disposal Facility

Numerous Drivers of Growth

Scalable Platform with Multiple Avenues for Sustained Growth

4 Established Acquisition Platform

- ✓ Successfully integrated 9 acquisitions since 2013 – avg. ~4.0x(1) multiple
- ✓ Extensive acquisition pipeline of transformative and bolt-on targets
- ✓ Acquire ICNs to increase self-performed response and enhance margins

3 Near-Term Waste Expansion

- ✓ Customers pulling NRC into Permian Basin to support existing activities
- ✓ Exceptional unit economics and rapid payback period
- ✓ Significant experience designing, permitting & operating landfills

2 National Corporate Account Growth

- ✓ Offer national and regional accounts that require diverse service capabilities
- ✓ Momentum with recent key customer wins in diverse end markets
- ✓ Significant cross-selling opportunities – only 5% of clients use 3+ services

1 Multi-Pronged Standby Services Growth

- ✓ Proven ability to increase contracted retainers with unmatched retention
- ✓ Increasing "tolling" revenue and roll-out of Global Response Services
- ✓ First-mover advantage in newly privatized Mexican oil & gas markets

(1) EV / EBITDA multiples based on pro forma LTM adjusted EBITDA.

22

1 Multi-Pronged Standby Services Growth

Attractive Growth Prospects with a Demonstrated History of Success

Mexico Opportunity

- Mexico represents a significant growth opportunity, and NRC's first mover advantage in a newly regulated industry with limited competition has established a strong competitive position
  - **Currently maintain 100% market share (won all 4 tenders to date)**
  - $1.6 million of new contracts won within first 18 months of operations
  - **>$50 million 5-year addressable market[1]**

Mexico Addressable Market[1]


5-Year Addressable Market
$50M+
Near-Term Addressable Market
$23M+
Existing Operations
$10M

Tolling Revenue & GRS

- Incremental revenue generated from "tolls" charged to customers for specific compliance coverage when a vessel enters an independently-regulated geography **– 100% flow through to adjusted EBITDA[2]**
  - NRC maintains a vessel market share of 75%[3] and is the dominant recipient of tolling revenue
- Strong growth prospects for nascent offerings in Alaska (entered in 2015) and South America (entered in 2016)
  - Both markets are expected to contribute over $1.0 million of revenue in 2018
- Global Response Services ("GRS") leverages Company's unique global footprint and capabilities to be the only single-source Standby Services provider globally
  - ~$20 million identified addressable market[1]

Contracted Retainer Revenue

- Steady, consistent revenue derived from retainer-based pricing model with exceptional margin profile
- Fee based on type of vessel, pipeline, or other infrastructure
- Highly recurring and predictable with **~99% customer retention and 85% flow through to adjusted EBITDA[2]**
  - Over 80% of revenue from customers with contracts over 5 years with half over 10 years

Snapshot of En Voyage Vessels & Tankers[4]


Vessels
Tankers

(1) NRC management estimates.
(2) Based on NRC management estimates and of historical segment performance.
(3) Based on 2016 commissioned industry study by a leading consulting firm.
(4) Source: MarineTraffic.

23

HENNESSY CAPITAL | NRC

24 National Corporate Account Growth (1) ER = Emergency response; IC = Industrial Cleaning; SR = Site Remediation; WM = Waste Management . (2) Data based on 2017 projects and is not pro forma for acquisitions of Cleanline and SWS. Targeting National Accounts that Require Diverse Capabilities 2 5% 95% 1 or 2 Services 3+ Services Sales Team Actively Targeting National Accounts… …And Generated Wins on Key Targets (1) Significant Cross Selling Opportunity (2) Case Study: Whitman Greenhill • Type : MSA (SR, IC, WM ) • Type : MSA (ER, IC ) • Type: ER, IC, WM • Type : MSA (IC, SR ) • Type : MSA (IC, SR ) Whitman Greenhill • Client initially made contact with the Company as a local contractor to provide 30 personnel for a project • After two weeks, Whitman Greenhill expanded business to include 200 billable personnel, operating across 5 states on a daily basis • Whitman Greenhill credited NRC’s vast experience with large events and ability to mobilize quickly as reasons for rapid expansion of scope

25 Meaningful market share gain driven by unique value proposition – since June 2017, volume has increased by 40% despite rig count declining by 16% 0 20 40 60 80 100 120 Jul-16 Aug-16 Sep-16 Oct-16 Nov-16 Dec-16 Jan-17 Feb-17 Mar-17 Apr-17 May-17 Jun-17 Jul-17 Aug-17 Sep-17 Oct-17 Nov-17 Dec-17 Jan-18 Feb-18 Mar-18 Rig Count Loads Monthly Loads (Reported) Trend Line Rig Count Proven Waste Disposal Model (1) Resource Conservation & Recovery Act. NRC’s Total Waste Solution Creates a Unique Competitive Advantage 3 Value Proposition x Strategic location provides critical logistics advantage for operators’ waste disposal requirements in highly active Eagle Ford Basin x Highly critical to operations – disposal of cuttings represents <1% of total cost of drilling, but can cause a rig to shut down x Construction specifications to RCRA (1) Subtitle D provide customers with high fidelity waste disposal option x Streamlined logistics design provides efficient turn - around time x Washout facility provides ancillary services for “one - stop” solution to streamline efficiencies for drivers Permian Basin – Formula for Success • [ ] ► [ ] - [ ] • Consistent ramp in volumes since opening in late 2016 • Eagle Ford remains active but is >50% below its peak activity levels • Superior value proposition in a growing market has led to rapid volume expansion and dominant market position Karnes Waste Disposal Facility – Meaningful Ramp in Volume Since Opening Driven by Market Share Gains Established Relationships with Operators High Quality, Value - Added Services Existing Environmental Services Footprint Total Waste Solutions

3 Near-Term Waste Disposal Expansion

Strategically Located Sites Based on Discussions with Existing Customers

Commentary

- **Highly attractive unit economics: ~$60 million invested in four waste disposal facilities expected to generate ~$60M adjusted EBITDA annually when fully operational[(1)]**
- Facilities have decades of permitted capacity available
- Management team has decades of experience designing, permitting and operating waste disposal facilities
- Permian Basin represents the most attractive market in North America with substantial ongoing investment

Reagan Facility (Midland Basin)

- Reagan Facility is expected to commence operations in Q1-19
  - Land currently under option and acquisition will be completed upon permit issuance
  - Expecting permit approval in early Q3 2018 – active dialogue with the Texas Railroad Commission (the relevant regulatory body)
  - Construction for landfill expected to begin in 2H 2018

Andrews (Midland Basin) & Coyanosa (Delaware Basin)

- Andrews and Coyanosa Facilities are expected to commence operations in 2019 and 2020, respectively
  - Expect to acquire land in two phases throughout 2018
  - Expecting permit approvals by year-end 2018 for Andrews and mid 2019 for Coyanosa[(2)]

Permian Basin – Facility Locations



Lubbock
Dallas
Andrews, TX
(2019 target start)
Reagan County
(Q1-19 target start)
Texas
Austin
Coyanosa, TX
(2020 target start)
huahua
Source: Baker Hughes as of May 9, 2018
Karnes Facility (Current)
Near-Term Expansion
Horizontal Oil
Horizontal Gas

(1) Based on NRC management estimates. If new facilities achieved a similar ramp in volume and market share as the existing Karnes facility, annual adjusted EBITDA would be expected to exceed these estimates.
(2) Coyanosa permit to be sought simultaneously with Andrews permit; gap in approval incorporated for conservatism.

26

HENNESSY CAPITAL | NRC

(1)	EV / EBITDA multiples based on pro forma LTM adjusted EBITDA.
(2)	ES includes all Environmental Services except emergency response.
(3)	ER includes land-based emergency response services.
(4)	Any acquisitions will be dependent on, among other things, due diligence results and NRC may not complete any acquisitions in its pipeline.
(5)	Based on NRC management estimates.

27 Established Acquisition Platform (1) EV / EBITDA multiples based on pro forma LTM adjusted EBITDA. (2) ES includes all Environmental Services except emergency response. (3) ER includes land - based emergency response services. (4) Any acquisitions will be dependent on, among other things, due diligence results and NRC may not complete any acquisitions in it s pipeline. (5) Based on NRC management estimates. Successfully Integrated 9 Acquisitions Since 2013; ~4.0x (1) Avg. EBITDA Multiple 4 Track Record of Executing & Integrating Acquisitions Built - in Pipeline from ICNs • ICN acquisitions increase the Company’s footprint and reduce reliance on subcontractors, thereby representing a margin expansion opportunity • Target 1 - 3 acquisitions per year • Utilize longstanding industry relationships, ICN network, and third - party brokers to maintain M&A pipeline • Track record of integrating acquisitions and achieving meaningful cost savings through IT rationalization, back office integration, reduction of duplicate facilities and buy vs. leasing equipment Actionable Pipeline of Acquisition Targets (4) ($ in millions) Independent Contractor Network Acquisition Focus Areas Target Rationale Revenue (5) Current ICN Target 1 Geographic Expansion $100 Target 2 Service Enhancement $100 P Target 3 New Service $100 Target 4 Geographic Expansion $50 P Target 5 Service Enhancement $50 P Target 6 Service Enhancement $50 P Target 7 Service Enhancement $30 Target 8 Service Enhancement $30 P Target 9 Geographic Expansion $25 Target 10 Service Enhancement $15 P Acquisitions Year Sector (2)(3) Geography Former ICN July 2013 ES & ER New York / Northeast P March 2014 Offshore ES & ER UK / North Sea March 2014 ER & High Hazard Rail Texas P October 2014 ES & ER Alaska April 2016 ES & ER Northeast P November 2016 ES & ER Northeast P January 2017 ES & WWT Pacific Northwest March 2018 ES UK April 2018 ES & ER Southeast P

F INANCIAL S UMMARY NRC Upstream Customer

Note: 2015 excludes $37 million of revenue and $9 million of adjusted EBITDA related to a large response event.
NRC presented on a pro forma basis for intra-period acquisitions.
(1)	Total adjusted EBITDA includes corporate overhead expenses of ($7) million in 2015, ($7) million in 2016, ($10) million in 2017, ($11) million in 2018E and ($12) million in 2019E, which has not been allocated to the individual segments.
(2)	FCF Conversion is defined as FCF (adjusted EBITDA less total capex excluding one-time waste investments) divided by adjusted EBITDA.

29 Summary Financial Performance Note: 2015 excludes $37 million of revenue and $9 million of adjusted EBITDA related to a large response event. NRC presented on a pro forma basis for intra - period acquisitions. (1) Total adjusted EBITDA includes corporate overhead expenses of ($7) million in 2015, ($7) million in 2016, ($10) million in 2017, ($11) million in 2018E and ($12 ) million in 2019E, which has not been allocated to the individual segments. (2) FCF Conversion is defined as FCF (adjusted EBITDA less total capex excluding one - time waste investments) divided by adjusted EBI TDA. Stable & Repeatable Performance with Exceptional Margins & FCF Conversion Revenue by Service ($ in millions) Capital Expenditures ($ in millions) Adjusted EBITDA by Service (1) ($ in millions) Free Cash Flow Conversion (2) $353 $310 $350 $365 - $390 $410 - $450 $0 $100 $200 $300 $400 $500 PF 2015 PF 2016 PF 2017 2018E 2019E Standy Services Environmental Services Waste Disposal $49 $41 $69 $85 - $90 $110 - $120 $0 $30 $60 $90 $120 $150 PF 2015 PF 2016 PF 2017 2018E 2019E Standy Services Environmental Services Waste Disposal 70% 76% 74% 80% 85% 0% 20% 40% 60% 80% 100% PF 2015 PF 2016 PF 2017 2018E 2019E $21 $14 $23 $37 $38 2% 2% 3% 3% 3% 0% 2% 4% 6% $0 $10 $20 $30 $40 $50 PF 2015 PF 2016 PF 2017 2018E 2019E Maintenance Growth One-Time Waste Investment Maintenance as % of Revenue

30 Adjusted EBITDA Bridge Multiple Avenues of Growth Driving High Visibility Adjusted EBITDA Bridge ($ in millions) • Projected financials do not include any M&A activity or the impact of any major event, which could represent upside to the projections • Standby Services – Majority of growth comes through emergence of the Mexican market, with significant upside potential as the Company continues to capitalize on its dominate global market presence • Environmental Services – Projects modest growth with ability to leverage national accounts • Waste Disposal – Growth driven primarily by conservatively staggered commencement of operations at three facilities in the Permi an Basin; currently assuming a slower ramp in activity than existing facility despite established customer relationships in the reg ion Management Commentary $69 $3 $12 $5 ($1) $85 - $90 $7 $5 $2 $10 $5 ($1) $110 - $120 $0 $25 $50 $75 $100 $125 $150 PF 2017 Standby Services Enviro. Services Waste Disposal Facility 1 Corporate 2018E Standby Services Enviro. Services Waste Disposal Facility 1 Waste Disposal Facility 2 Waste Disposal Facility 3 Corporate 2019E

Source: NRC management projections, Company Public Filings, CapitalIQ as of June 22, 2018.
Note: Projections for public peers based on consensus Wall Street Research estimates from CapitalIQ.
Note: NRC projections based on mid-point of guidance range (see slides 29 and 30 for additional details).
Note: NRC presented on a pro forma basis for intra-period acquisitions.
(1)	FCF Conversion is defined as FCF (adjusted EBITDA less total capex excluding one-time waste investments) divided by adjusted EBITDA.

31 80% 57% 60% 63% 68% 68% 60% 0% 20% 40% 60% 80% 100% NRC ADSW CLH RSG ECOL WCN WM 23% 28% 14% 29% 23% 32% 28% 0% 10% 20% 30% 40% NRC ADSW CLH RSG ECOL WCN WM 29% 8% 9% 5% 10% 8% 5% 0% 10% 20% 30% 40% NRC ADSW CLH RSG ECOL WCN WM 11% 3% 8% 2% 6% 6% 3% 0% 2% 4% 6% 8% 10% 12% NRC ADSW CLH RSG ECOL WCN WM Mean 26% Mean 63% Mean 5 % Mean 8 % Benchmarking to Peers – Growth & Margins Source: NRC management projections, Company Public Filings, CapitalIQ as of June 22, 2018. Note: Projections for public peers based on consensus Wall Street Research estimates from CapitalIQ. Note : NRC projections based on mid - point of guidance range (see slides 29 and 30 for additional details). Note: NRC presented on a pro forma basis for intra - period acquisitions. (1) FCF Conversion is defined as FCF ( a djusted EBITDA less total capex excluding one - time waste investments ) divided by adjusted EBITDA. NRC Maintains an Exceptional Growth, Margin and Cash F low Profile 2017 – 2019E Revenue CAGR 2017 – 2019E Adjusted EBITDA CAGR 2018E Adjusted EBITDA Margins 2018E Free Cash Flow Conversion (1)

Source: NRC management projections, Company Public Filings, CapitalIQ as of June 22, 2018.
Note: Projections for public peers based on consensus Wall Street Research estimates from CapitalIQ.
Note: NRC projections based on mid-point of guidance range.
NRC presented on a pro forma basis for intra-period acquisitions.
(1)	FCF is defined as adjusted EBITDA less total capex excluding one-time waste investments.

32 8.6x 9.5x 9.7x 10.7x 12.9x 15.1x 10.9x 0.0x 4.0x 8.0x 12.0x 16.0x NRC ADSW CLH RSG ECOL WCN WM 6.5x 9.0x 9.0x 10.2x 12.0x 14.0x 10.3x 0.0x 4.0x 8.0x 12.0x 16.0x NRC ADSW CLH RSG ECOL WCN WM 10.7x 16.7x 16.2x 17.0x 19.1x 22.3x 18.0x 0.0x 5.0x 10.0x 15.0x 20.0x 25.0x NRC ADSW CLH RSG ECOL WCN WM 7.6x 15.8x 14.6x 15.7x 17.3x 20.9x 16.4x 0.0x 5.0x 10.0x 15.0x 20.0x 25.0x NRC ADSW CLH RSG ECOL WCN WM Mean 11.5x Mean 10.8x Mean 18.2x Mean 16.8x Benchmarking to Peers – Valuation Source: NRC management projections, Company Public Filings, CapitalIQ as of June 22, 2018. Note: Projections for public peers based on consensus Wall Street Research estimates from CapitalIQ. Note: NRC projections based on mid - point of guidance range. NRC presented on a pro forma basis for intra - period acquisitions . (1) FCF is defined as a djusted EBITDA less total capex excluding one - time waste investments . Ability to Invest in NRC at a Discount to Peers Despite Premium Business EV / 2018E FCF (1) EV / 2019E FCF (1) EV / 2018E Adjusted EBITDA EV / 2019E Adjusted EBITDA

33 Conclusion Compelling Opportunity to Further Enhance & Differentiate NRC’s Platform Compelling Opportunity Exceptional Growth x Provides an Integrated Solution x Delivers Scale with Global Capabilities x Attractive Regulatory & Market Environment x Stability through Recessions & Commodity Cycles x Significant Barriers to Entry x Compelling , Highly Visible Financial Model x Diverse End Market Exposure x NRC Presents an Unique Investment Opportunity x Proven Management Team with Significant Experience x Multi - Pronged Standby Services Growth x National Corporate Account Growth x Near - Term Waste Disposal Expansion x Established Acquisition Platform

A PPENDIX Emergency Response – Oil Spill

35 • Former CEO and Director of Quanta Services ( NYSE:PWR ) where he grew the business to over $7 billion of revenue and over $5 billion of market capitalization • Quanta completed nearly 200 acquisitions under Jim’s leadership • He is currently a director at First Energy, National Trench Safety and at Sterling Lumber, where he was elected Chairman in 2016 • CEO and Director of Quanta Services from 2011 until 2016 • COO of Quanta from 2008 – 2011 • From 2002 – 2008, he was Senior Vice President of Operation Integration and Audit • Jim joined Quanta in 1999 • Jim began his career at Halliburton, where he rose from engineering, sales and operational roles into global leadership positions, including overseeing operations for Clean Gulf Associates, one of three U.S. OSRO standby providers • Received a B.S. in Civil Engineering from Tulane University Jim O’Neil As Executive Chairman, Jim O’Neil will Provide Proven Leadership & Results Jim O’Neil III Hennessy Capital Acquisition Corp. III Independent Director

36 • Over 30 years of diverse business experience in various executive roles • Formerly President, CEO, COO, CFO, and Director of US Ecology, Inc. ( NASDAQ:ECOL ) where he successfully grew the business organically and through acquisitions to over $250 million of revenue with a $500 million market capitalization (currently $1.3 billion) • President, CEO, and Director of US Ecology, Inc. from 2010 – 2012 ► Served as CFO from 1999 – 2006 ► Served as COO in 2009 • He is currently a Director at Waste Control Specialists; Quantum Spatial Inc.; Living Earth, LLC; and Peak Utility Services Group, Inc., where he was elected Chairman in 2014 • CEO of Peak Utility Services Group from 2014 – 2017 • CFO of SECOR International, Inc. from 2006 – 2008 • Designated SEC Financial Expert • Received a BS and an MBA from Oregon State University Jim Baumgardner Experienced, Independent Board Member Providing Unique & Valuable Insight Jim Baumgardner Independent Director

37 (1) Source: U.S . Energy Information Administration. (2) Source: U.S. Energy Information Administration. Represents U.S. Refinery Annual Operable Atmospheric Crude Oil Distillation Capacity (Barrels per Stream Day), and U.S. Refinery Catalytic Reforming, Catalytic Cracking, and Catalytic Hydrocracking Downstream Charge Capacity (Barrels per Calendar Day). Commercial Standby Services Provider with 75% Market Share in Core Markets Market Overview U.S. Crude Oil Exports & Production (1) Attractive Secular Trends and Growth Opportunities U.S. Refinery Capacity (2) Standby Services Market Overview • Legislation enacted post - Exxon - Valdez (OPA - 90) requires onshore and offshore facilities and vessels carrying oil or a derivative to have a plan for “worst case discharge” • Steady long - term growth driven by consistent expansion of energy infrastructure and increasing regulatory scrutiny requiring OSRO usage • High barriers to entry driven by high cost of failure, necessity of scale, and regulatory certification requirements • Continued growth in domestic oil & gas production, together with emergence of U.S. crude export market, driving growth in vessel and tanker voyages • Emerging opportunity to generate incremental “tolling” revenue from fees charged to customer vessels entering independently - regulated geographies • Market potential in new geographies, including Mexico, as well as new sales initiatives targeting ability to offer current and prospective customers broader suite of services 24.1 24.4 24.6 24.8 24.8 25.0 25.3 25.6 25.9 26.1 26.1 29.3 29.8 29.2 30.0 30.2 30.2 30.6 31.0 0 5 10 15 20 25 30 35 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 Million Bbls / Day Operable Crude Distillation Capacity Conversion Capacity 0 2,000 4,000 6,000 8,000 10,000 12,000 14,000 0 500,000 1,000,000 1,500,000 2,000,000 2,500,000 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 2018 2019 Thousand Barrels per Day Thousand Barrels U.S. Crude Oil Exports U.S. Crude Oil Production

38 0 5,000 10,000 15,000 20,000 25,000 30,000 35,000 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 2016 2017 Number of Reported Incidents Environmental Services Market Overview (1) Source: IBISWorld. (2) Source: IHS Markit. (3) Source: National Response Center; note, not all incidents are reported to the National Response Center. Regulatory and End Market D ynamics P osition NRC for Sustained Growth Supportive End - Market Conditions & Outlook • Robust and increasing EH&S regulatory requirements provide fundamental support to the environmental services market • Stable projected growth in activity across a broad set of industrial subsectors support growing demand for environmental services • In addition to maintenance requirements, there are a stable number of environmental incidents that occur each year $17 Billion Addressable Market (1) U.S. Manufacturing Purchasing Managers’ Index (2) Stability of Reported U.S. Environmental Incidents (3) Site Remediation Building Remediation Environmental Emergency Response Other Services 50% 26% 13% 11% Average: ~30,000 incidents per year 50 51 52 53 54 55 56 57 Apr-16 May-16 Jun-16 Jul-16 Aug-16 Sep-16 Oct-16 Nov-16 Dec-16 Jan-17 Feb-17 Mar-17 Apr-17 May-17 Jun-17 Jul-17 Aug-17 Sep-17 Oct-17 Nov-17 Dec-17 Jan-18 Feb-18 Mar-18 Apr-18

39 80 58 51 36 35 0 20 40 60 80 100 80 73 49 46 46 0 20 40 60 80 100 Waste Disposal Market Overview (1) Source: Spears. (2) Represents cumulative production volume in 2016. Industry and Capex Dynamics Position NRC to Achieve Outsized Growth Supportive End - Market Conditions & Outlook • Steadily increasing focus on environmental stewardship • Waste streams are regulated by federal and state laws that require proper disposal according to stringent requirements ► Operators find the waste regulatory requirements too complicated or capital intensive to keep in - house • Company is well - positioned to capitalize on increased activity in core markets (e.g., Permian and Eagle Ford ) • Reliable waste disposal services are critical to E&P operations, yet represent a modest portion of total costs West Texas Drives Oilfield Demand (1) Karnes vs. Top Producing Counties (2) ( million bbls) E&P Capex Budgets Offer Substantial Upside 0 20 40 60 80 100 120 140 0% 20% 40% 60% 80% 100% 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 Feet Drilled (millions) US Horizontal Rigs Eagle Ford + Permian Rest of US Eagle Ford Permian '16/'17 '17/'18E ($ in billions) 2016A 2017A 2018E $ Change % Change $ Change % Change Permian $17 $27 $33 $9 53% $7 24% Eagle Ford $9 $12 $15 $3 33% 3 26% Marcellus / Utica $8 $13 $13 $5 55% 1 4% Bakken $7 $8 $10 $2 28% 2 24% Niobrara $3 $5 $6 $2 61% 1 18% Top Five Unconventional $44 $65 $78 $21 46% $13 20% Other U.S. Unconventional $10 $13 $16 $3 29% 3 21% Total U.S. Unconventional $54 $78 $93 $23 43% $16 20% Eagle Ford Permian

40 $32 $32 $35 $35 $35 $35 $36 $36 $37 $38 $38 $39 $41 $42 $43 $43 $44 $46 $47 $47 $49 $49 $51 $54 $61 $66 $84 $0 $20 $40 $60 $80 $100 $78 $68 $67 $55 $45 $40 $37 $36 $0 $20 $40 $60 $80 $100 2012 2013 2014 2015 1H16 2H16 1H17 Current Waste Disposal Market Overview (cont’d) Sustainable Improvements in Shale Economics Driven by Lower Lifting Costs Eagle Ford Breakeven ($ / bbl ) Oil Breakevens by Basin (1) ($ / bbl) Source: Wall Street Research . (1) At 15% ATAX IRR. Breakeven costs have continued to move lower driven primarily by advances in technology, efficiency gains, and well performance Company’s Karnes Facility is strategically located in the core of the oil window of the Eagle Ford – the one - year forward curve is currently 57% above this break - even price per barrel Permian Eagle Ford Other Company Operating Areas WTI Forward Price

Adjusted EBITDA Reconciliation

($ in millions, unaudited)	2015	2016	2017
Net Income (Loss)	**($26.9)**	**($27.8)**	**$2.5**
Depreciation and Amortization	34.5	36.0	29.3
Interest Expense / (Income)	13.5	13.3	14.1
Taxes	1.3	(3.2)	0.4
Non-Cash Expense / (Income)	1.1	1.0	0.2
EBITDA	**$23.4**	**$19.4**	**$46.6**
Enpro	2.9	(0.6)	-
Boom-Tech	-	-	-
WTS	0.6	(0.0)	-
Cleanline	1.4	1.7	1.2
SWS	10.2	(4.1)	(1.7)
Pre-Acquisition EBITDA Adjustments	$15.2	($3.0)	($0.5)
Pro Forma EBITDA	**$38.6**	**$16.4**	**$46.1**
Pro Forma Adjustments	5.6	5.4	8.5
Non-Recurring Expenses	5.6	8.2	6.7
Normalization Adjustments	1.5	2.1	4.9
Transaction / Transition Expenses	5.5	7.9	1.8
Other Income / Expense	0.8	0.7	1.0
Large Response Event	(9.0)	-	-
Other	0.0	(0.0)	(0.2)
Total Other Adjustments	$10.1	$24.3	$22.7
Pro Forma Adjusted EBITDA	**$48.7**	**$40.7**	**$68.8**
Maintenance	8.5	7.6	10.3
Growth	5.8	2.3	7.5
Capital Expenditures	$14.4	$9.9	$17.8
Free Cash Flow(1)	**$34.3**	**$30.8**	**$51.0**

Pre-Acquisition EBITDA Adjustments – Represents the pro forma impact of pre-closing EBITDA for NRC acquisitions, calculated in a consistent manner as NRC EBITDA. Some management estimates were required for some pre-acquisition periods.

Pro Forma Adjustments – Discrete identified impact of management actions taken subsequent to the reporting period, including cost reductions from post-acquisition synergy realization efforts, implied revenue increases from waste disposal price increases made in 2018 (reflected in 2017), removal of revenue and costs associated with discontinued operations, etc.

Non-Recurring Expenses – Non-recurring expenses incurred in prior periods, including restructuring and startup expenses, one-time equipment purchases, severance, and other adjustments.

Normalization Adjustments – Normalization of financial performance to remove the impact of unusual factors that management determined are not recurring and/or representative of the business. Adjustments include normalized SWS cost structure post-acquisition for actions not yet taken, estimated lost earnings from Hurricane Harvey disruption in Texas, normalized operating margins during ramp-up period of waste disposal activities, etc.

Transaction / Transition Expenses – One-time M&A transaction, severance, and facility closure expenses.

Other Income / Expense – Management fees, gain or loss on sale of assets, and other non-EBITDA expenses incurred by the Company.

Large Response Event – Removal of management-estimated EBITDA contribution from a $37M revenue response event related to the 2015 U.S. bird flu outbreak.

Other – Miscellaneous other adjustments

(1) FCF is defined as adjusted EBITDA less total capex excluding one-time waste investments.

41

HENNESSY CAPITAL NRC

42 Summary Debt Terms Term Loan Base Facility (1) : $ 308,000,000 Maturity: 6 years Indicative Interest Rate: L + 525 bps LIBOR Floor: 1.0% Amortization: 1% p.a. Prepayment Premium: 101 soft call premium first 6 months Financial Covenants (2) : None Acquisition Facilities: Unlimited subject to, if first lien indebtedness, a First Lien Net Leverage Ratio not greater than 3.90x, if subordinated secured indebtedness, a First Lien Net Leverage Ratio not greater than 4.40x, and if unsecured indebtedness, a Consolidated Total Net Leverage Ratio not greater than 4.65x (1) Excludes a $40 million committed revolver with no borrowings expected at close . (2) If greater than 30% of the Revolving Credit Limit (excluding undrawn letters of credit up to $ 15 million) is utilized, there will be a springing net leverage covenant of 5.45x .